UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 10, 2015

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on September 10, 2015, the Board of Directors of PCTEL, Inc. (the “Company”) granted 200,000 restricted shares of the Company’s common stock to Martin H. Singer, Chairman and CEO, pursuant to the terms of the Company’s Stock Plan (as approved by stockholders at the Company’s 2015 Annual Meeting, the “Plan”).  The award was designed to bring Mr. Singer’s equity incentive compensation to a competitive level in relation to other CEOs in the Company’s peer group, based on analysis conducted by the independent compensation consultant engaged by the Compensation Committee of the Board, and to provide a significant retention incentive for Mr. Singer.

The Company is filing this Form 8-K/A to report that, with Mr. Singer’s agreement, on June 23, 2016, the Board cancelled a portion of the award equal to 65,000 restricted shares, in order to comply with annual limits under the Plan.  On the same date, the Board also approved an award of 65,000 restricted shares to Mr. Singer, all of which will vest on September 10, 2017, if Mr. Singer remains an employee of the Company through the date of vesting.  In connection with the share cancellation, Mr. Singer agreed to return to the Company all dividends previously paid on the cancelled restricted shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2016

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer